Exhibit 99.1

RESULTS

Second Quarter and Six Months 2026

July 21, 2026
Investor Relations:	Southern Copper Corporation (NYSE and BVL: SCCO)
Raul Jacob Victor Pedraglio Bertin Galarreta +(602) 264-1375
●
2Q26 net sales were $4,289.0 million, up 40.6% over 2Q25’s figure and a new quarterly record. Growth was primarily fueled by an increase in metal price variances for copper (LME, +39.8%; COMEX, 30.5%), molybdenum (+43.1%), zinc (30.8%) and silver (+118.6%). These positive variances were partially offset by a decrease in sales volumes for copper (-1.5%) and our main by-products.

southerncopper@southernperu.com.pe www.southerncoppercorp.com
●	On a year-to-date basis, net sales were 38.4% higher than in 2025 due to an increase in the sales volume for silver (+1.1%) and zinc (+2.6%) as well as better prices for copper (LME, +38.8%; COMEX, 28.6%), zinc (+22.6%), molybdenum (+33.7%) and silver (+137.9%). These variances were partially offset by lower sales volumes for copper (-3.2%) and molybdenum (-8.0%).
●	2Q26 net income hit a record high of $1,670.0 million, up 71.6% versus the $973.4 million registered in 2Q25 on the back of higher net sales. The net income margin in 2Q26 stood at 38.9%, versus 31.9% in 2Q25. On a YTD basis, net income was 69.2% higher than in 2025 due to higher net sales.
●	2Q26 adjusted EBITDA hit a record high of $2,856.0 million, which represented an increase of 59.5% with regard to the $1,790.9 million registered in 2Q25. The adjusted EBITDA margin in 2Q26 stood at 66.6% versus 58.7% in 2Q25. Adjusted EBITDA in 6M26 was $5,568.8 million, 57.5% higher than in 6M25. The adjusted EBITDA margin in 6M26 stood at 65.2% vs 57.3% in 6M25.
●	Cash flow from operating activities in 6M26 was $3,683.0 million, which represents an increase of 116.9% compared to the $1,698.2 million posted in 6M25. This improvement was attributable to strong cash generation at our operations, which was driven by higher sales and a decrease of $718.5 million in operating assets and liabilities requirements.
●	Copper production registered a decrease of 3.5% in quarter-on-quarter terms to stand at 230,662 tonnes. Even though production at our Mexican operations rose 3.2% in quarter-on-quarter terms, our quarterly result was affected by a 12.0% drop at our Peruvian mines. On a YTD basis, copper production fell 3.8% in 2026 to stand at 461,206 tonnes, mainly driven by a decrease in production at our Peruvian operations due to lower ore grades.
●	By-product production: Mined silver production decreased 3.8% in 2Q26 compared to 2Q25, driven primarily by lower production at Toquepala (-12.4%), Cuajone (-7.6%) and Buenavista (-6.8%) mines. Mined zinc production fell 14.5% this quarter, mainly due to lower production at the Buenavista zinc concentrator. Molybdenum production registered a decrease of 11.0% in 2Q26 compared to 2Q25 due to lower production at all our mines.

On a YTD basis, mined silver production rose 3.3% compared to 2025. Zinc and molybdenum production were down 6.9% and 6.7% in 2026, respectively.

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

●	Operating cash cost per pound of copper, net of by-product revenue credits, was $0.05 in 2Q26, which represents a decrease of 93% compared to the $0.63 per pound reported in 2Q25. This reduction was mainly driven by an increase in by-product revenue credits (+51.4%).

In 6M26, the operating cash cost per pound of copper, net of by-product revenue credits, was -$0.03. This represents a decrease of 104.4% compared to the $0.70 reported in 6M25. The 6M26 cash cost decrease was driven by higher by-product revenue credits (+68.2%).

It is important to note that we lead the global copper industry for reserves, which will anchor successful organic growth with a competitive cash cost over the long run.

●	In 2Q26, we spent $422.8 million on capital investments, which reflected a 79.4% increase over the figure reported in 2Q25 and represents 25.4% of net income this quarter. In the first half of the year, we spent $864.7 million on capital investments, which represents 26.7% of net income and reflects the impact of a 56.2% increase in capital expenses YoY.
●	Financing: On June 24, 2026, the Company issued $1.25 billion in 10-year fixed-rate senior unsecured notes. This debt is due in 2036 with an annual interest rate of 5.350%. Proceeds will be used exclusively by Southern Peru Copper Corporation (our Peruvian branch or “SPCC”), to develop the Tia Maria project; finance its capital expenditure program; as well as general corporate purposes of SPCC.
●	Dividends: On July 16, 2026, the Board of Directors authorized a quarterly cash dividend of $1.10 per share of common stock and a stock dividend of 0.0120 shares of common stock per share of common stock, payable on August 27, 2026, to shareholders of record at the close of business on August 11, 2026.

Considering the cash dividend and the equivalent value of the stock dividend, calculated based on a share price of $177.32, the total estimated dividend amounts to $3.23 per share.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $177.32, which is the average of the high and low share price on July 16, 2025.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: "As Peru is approaching another executive power transition, we are encouraged by the initial statements made by President-elect Ms. Keiko Fujimori. Accordingly, SCC reiterates its commitment to work with the incoming administration to promote economic growth and social development in Peru through the advancement of our Peruvian projects Tía María, Los Chancas, and Michiquillay, which represent a combined investment of approximately $10.3 billion.

SCC delivered another exceptional quarter, registering record-breaking results in sales, adjusted EBITDA, and net income. These outstanding achievements are driven by operating excellence and reflect our commitment to creating long-term value for our stakeholders in a context marked by sustained demand for copper and the other minerals we produce.

As part of the development of the Tía María project, the Company secured $1.25 billion through a bond, carrying a 5.35% annual coupon and maturing in 2036. The project is expected to produce 120,000 metric tonnes of refined copper during its initial years of operation using SX-EW technology. Cash cost is estimated at $1.16 per pound of copper. We expect all equipment to be fully assembled next year, and initial production to begin in the second half of 2027.

SCC is also advancing its Michiquillay project, a world-class copper deposit with a strong potential to spur Peru’s development. Located in Cajamarca, Michiquillay is expected to produce approximately 225,000 metric tonnes of copper per year, along with molybdenum, gold, and silver by-products, over an initial mine life of more than 25 years. The project’s investment requirement is estimated at approximately $2.5 billion, and production is expected to begin in 2032.”

2Q26 www.southerncoppercorp.com	Page 2 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Key Financial Data

	Second Quarter				First Six Months
	2026	2025	Variance		2026	2025	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$ 4,289.0	$ 3,051.0	$ 1,237.9	40.6%	$ 8,540.4	$6,172.9	$ 2,367.5	38.4%
Cost of sales	1,389.5	1,211.7	177.9	14.7%	2,888.3	2,530.9	357.5	14.1%
Operating income	2,623.2	1,587.0	1,036.2	65.3%	5,103.6	3,122.5	1,981.0	63.4%
Net income	$ 1,670.0	$ 973.4	$ 696.5	71.6%	$ 3,246.8	$ 1,919.4	$ 1,327.5	69.2%
Net income margin	38.9%	31.9%	7.0pp	21.6%	38.0%	31.1%	6.9pp	22.2%
Adjusted EBITDA	2,856.0	1,790.9	1,065.1	59.5%	5,568.8	3,536.5	2,032.4	57.5%
Adjusted EBITDA margin	66.6%	58.7%	7.9pp	13.5%	65.2%	57.3%	7.9pp	13.8%
Income per share	$ 2.01	$ 1.17	$ 0.84	71.8%	$ 3.93	$ 2.33	$ 1.60	68.7%
Capital investments	422.8	235.7	187.1	79.4%	864.7	553.5	311.2	56.2%

Capital Investments

Our current capital investment program for this decade exceeds $20.5 billion and includes investments in projects in Peru and Mexico.

Peruvian Projects

Our investment in Peruvian projects that are under construction or for which basic or detail engineering or environmental studies are being conducted could surpass $10.3 billion in the next decade.

The openness of the Peruvian government and institutions to private investment; strong support from local communities; and respect for the rule of law underpin our aggressive investment program. With the backing and assistance of Peruvian authorities, the Company is moving forward to secure the administrative permits and licenses required before initiating investment. The projects’ construction and subsequent operating phases will generate new poles of development; create significant job opportunities; and drive growth in tax revenues at both, national and regional levels.

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the-art SX-EW technology that meets the highest international environmental standards and has the capacity to produce 120,000 tonnes of SX- EW copper cathodes per year. Operations are expected to begin in 2H27.

Project update: As of June 30, 2026, the Company has committed $1,101 million to various project activities, of which $693 million has already been invested. Mass earthworks have moved 13.85 million metric tonnes of material from the La Tapada deposit (a 71% progress). Most purchase orders for the project's major equipment have been issued. With respect to the leaching process, purchase orders have been placed for key state-of-the-art equipment, and procurement activities for the remaining major equipment continue.

Regarding the power supply, electromechanical works are underway at the main electrical substations and efforts continue to build the 220-kV transmission line. Concurrently, the mass earthworks required to develop both the dry and wet areas are in their final stage. Civil works and steel structure assembly have commenced in key facilities, including the primary, secondary, and tertiary crushing circuits (dry area), as well as the Solvent Extraction (SX) and Electrowinning (EW) facilities (wet area), among others.

2Q26 www.southerncoppercorp.com	Page 3 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

As of June 30, 2026, the Tía María project had reached 42% completion, and 5,817 new jobs had been created. Of these positions, 1,254 have been filled by local applicants. To the greatest extent possible, we intend to fill the approximately 6,000 jobs expected to be required during the construction phase of Tía María by giving priority to workers from the Islay province.

Los Chancas - Apurimac: This is a copper and molybdenum porphyry deposit. Current estimates of this greenfield project indicated copper mineral resources of 98 million tonnes of oxides with a copper content of 0.45%, and 52 million tonnes of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tonnes of copper and 7,500 tonnes of molybdenum annually. The estimated capital investment is $2.6 billion, and operations are expected to begin in 2031.

Project update: As of June 30, 2026, the presence of illegal miners within the project area continues despite the State’s on-site enforcement efforts through the Environmental Prosecutor’s Office, hindering the project's progress. Meanwhile, community development and environmental management programs continue in the communities of Tiaparo and Tapayrihua, both located within our direct area of influence.

Michiquillay Project - Cajamarca: Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032.

Project update: Studies to estimate mineral reserves and develop the mine plan, coupled with hydrological and hydrogeological assessments, are currently underway. In addition, geotechnical research is progressing and entering its final phase.

Mexican Projects

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo and Chalchihuites (which are part of the Mexican copper circuit) and the Empalme Smelter, which are expected to bolster our position as a fully integrated copper producer. We are engaged in talks with the current administration to continue rolling out SCC’s Mexican investments for $10.2 billion.

El Pilar - Sonora. This new copper project has obtained the necessary environmental permits and will begin early site preparation works in September 2026 to develop energy lines, water pipelines, roads, workers accommodation, etc. Project construction will commence in the first quarter of 2027, and production is expected to begin in the second half of 2029.

This project is located in Sonora, Mexico, approximately 45 kilometers from Cananea and Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249% and a life of mine of 18 years. It will operate as an open-pit mine with an annual production capacity of 36,000 tons of copper cathode, utilizing cost-efficient and environmentally friendly SXEW (Solvent Extraction and Electrowinning) technology. With an investment of $551 million, this project will employ a direct workforce of 450 people during the construction phase and 300 during the operational phase.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with more than 1,230 million tons in sulphide ore reserves with an average ore grade of 0.40%, and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

2Q26 www.southerncoppercorp.com	Page 4 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Under the Mexican constitution, the government is solely responsible for electric energy transmission. The Comisión Federal de Electricidad (CFE), as the competent government entity, must interconnect the Baja California peninsula with the rest of the country. In this context, our project’s initiation is dependent on action at the Mexican government level.

Environmental, Social & Corporate Governance (ESG) Practices

Cularjahuira dam improves agricultural results in Candarave. Over the last five years, the Cularjahuira dam, located in Candarave in southern Peru, has transformed the lives of 18% farmers of the area and their families by providing year-round access to water. According to the Ministry of Agricultural Development, crop yields in the area have risen around 20%. This infrastructure, with a capacity of 2.5 million cubic meters, was built by our company through an alliance with the Peruvian state and local farmers. We continue to work with authorities to build the Callazas and Calientes dams, also located in Candarave. With these additional dams, more than 90% of farmers’ water needs will be covered.

SCC students’ performance in science and mathematics makes Sonora proud. Students from the Nacozari and Esqueda schools, both in Sonora, Mexico, performed admirably in national and international competitions, including the Mexican Mathematics Olympics and Infomatrix 2026. These achievements reflect the company’s commitment to education and the development of STEM skills. The Company currently benefits three thousand students through the 11 education centers it operates in Mexico and Peru.

Sports drive community integration and wellbeing. To promote integration and wellbeing through sports, our company joined the Global Social Initiative of the Mexican Government. Our efforts, which focus on communities neighboring our operations, have brought together 2,629 participants who are organized into 206 teams of employees and community members, with categories for children and youth. Alongside these initiatives, 580 volunteers worked to create 14 community murals and recondition sports venues, which strengthens harmonious relations, inclusion and the social fabric. These sports and cultural programs cover approximately 41% of the young population close to our Mexican operations.

2Q26 www.southerncoppercorp.com	Page 5 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s second quarter earnings conference call will be held on July 22, 2026, beginning at 11:00 AM – EST (10:00 AM Lima City time and 9:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. You will need to register through the following link:

https://register-conf.media-server.com/register/BI4af2f368d5c3462a802c7c120c725d7c

At registration, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join the live presentation through Teams through the following link:

https://events.teams.microsoft.com/event/9a5ce921-7b0f-49ce-9945-d43948546d47@773471c9-42e1-48a6-bea0-fb25f522e034

2Q26 www.southerncoppercorp.com	Page 6 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2026	5.83	5.80	25.37	1.47	83.33	4,875.39
2Q 2026	6.04	6.16	29.44	1.57	73.49	4,516.57
6M 2026	5.94	5.98	27.40	1.52	78.41	4,695.98

1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56
2Q 2025	4.32	4.72	20.57	1.20	33.62	3,279.16
3Q 2025	4.44	4.83	24.30	1.28	39.56	3,455.50
4Q 2025	5.03	5.15	22.75	1.44	54.48	4,141.90
6M 2025	4.28	4.65	20.50	1.24	32.96	3,070.86
Average 2025	4.51	4.82	22.01	1.30	39.99	3,434.78

Variance: 2Q26 vs. 2Q25	39.8%	30.5%	43.1%	30.8%	118.6%	37.7%
Variance: 2Q26 vs. 1Q26	3.6%	6.2%	10.6%	6.8%	(11.8)%	(7.4)%
Variance: 6M26 vs. 6M25	38.8%	28.6%	33.7%	22.6%	137.9%	52.9%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	%	2026	2025	%
Copper (tonnes)
Mined	230,662	238,980	(3.5)%	461,206	479,206	(3.8)%
3rd party concentrate	1,859	2,311	(19.6)%	4,063	4,089	(0.6)%
Total production	232,521	241,291	(3.6)%	465,269	483,295	(3.7)%
Smelted	159,027	146,964	8.2%	325,815	283,401	15.0%
Refined and Rod	205,128	187,641	9.3%	414,291	386,171	7.3%
Sales	220,712	224,063	(1.5)%	452,482	467,664	(3.2)%

Molybdenum (tonnes)
Mined	7,046	7,919	(11.0)%	14,562	15,603	(6.7)%
Sales	6,821	7,846	(13.1)%	14,334	15,577	(8.0)%

Zinc (tonnes)
Mined	39,257	45,899	(14.5)%	79,421	85,274	(6.9)%
Refined	19,268	20,446	(5.8)%	41,107	40,992	0.3%
Sales	40,570	44,483	(8.8)%	83,085	81,013	2.6%

Silver (000s ounces)
Mined	5,759	5,984	(3.8)%	11,806	11,426	3.3%
Refined	2,977	2,987	(0.3)%	6,701	6,339	5.7%
Sales	5,516	6,044	(8.7)%	11,827	11,698	1.1%

2Q26 www.southerncoppercorp.com	Page 7 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	VAR %	2026	2025	VAR %
	(in millions, except per share amount)

Net sales:	$4,289.0	$3,051.0	40.6%	$8,540.4	$6,172.9	38.4%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,389.5	1,211.7	14.7%	2,888.3	2,530.9	14.1%
Selling, general and administrative	35.3	32.5	8.8%	71.1	64.1	10.8%
Depreciation, amortization and depletion	226.0	206.2	9.6%	451.7	430.0	5.1%
Exploration	14.9	13.7	9.1%	25.7	25.4	1.2%
Total operating costs and expenses	1,665.8	1,464.0	13.8%	3,436.8	3,050.4	12.7%

Operating income	2,623.2	1,587.0	65.3%	5,103.6	3,122.5	63.4%

Interest expense, net of capitalized interest	(88.0)	(94.0)	(6.3)%	(177.9)	(185.9)	(4.3)%
Interest income	57.5	53.1	8.1%	104.3	101.8	2.4%
Other income (expense)	6.8	(2.3)	(396.8)%	13.6	(16.0)	(184.6)%
Income before income tax	2,599.4	1,543.9	68.4%	5,043.5	3,022.4	66.9%
Income taxes	945.3	576.0	64.1%	1,836.3	1,108.7	65.6%
Net income before equity earnings of affiliate	1,654.1	967.9	70.9%	3,207.2	1,913.7	67.6%
Equity earnings of affiliate	20.5	8.8	134.3%	49.2	12.1	306.8%
Net Income	1,670.6	976.7	71.5%	3,256.5	1,925.8	69.1%

Less: Net income attributable to non-controlling interest	4.6	3.2	43.9%	9.6	6.4	49.7%

Net Income attributable to SCC	$1,670.0	$973.4	71.6%	$3,246.8	$1,919.4	69.2%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$2.01	$1.17	71.8%	$3.93	$2.33	68.7%
Cash dividends paid	$1.00	$0.70	42.9%	$2.00	$1.40	42.9%
Stock dividends paid	$1.87	$0.80	133.8%	$3.40	$1.50	126.7%
Weighted average shares outstanding (Basic and diluted)	829.1	829.1		825.4	825.4

2Q26 www.southerncoppercorp.com	Page 8 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2026	2025	2025
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$5,665.0	$4,304.6	$3,334.9
Short-term investments	1,664.9	604.6	675.4
Accounts receivable	2,074.7	2,022.6	1,627.8
Inventories	1,060.9	1,058.1	1,005.2
Other current assets	321.9	362.5	359.0
Total current assets	10,787.5	8,352.5	7,002.4

Property, net	10,662.0	10,272.2	9,915.0
Leachable material, net	1,064.9	1,114.5	1,149.3
Intangible assets, net	121.5	122.4	121.7
Right-of-use assets	654.2	700.8	700.7
Deferred income tax	337.1	336.3	260.4
Other assets	500.6	482.8	405.3
Total assets	$24,127.7	$21,381.4	$19,554.7

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	-	-
Accounts payable	$871.9	$861.5	$647.2
Income taxes	704.9	634.4	264.6
Accrued workers’ participation	279.4	404.6	162.9
Other accrued liabilities	275.9	244.5	254.3
Total current liabilities	2,132.0	2,145.1	1,329.0

Long-term debt	7,994.4	6,750.7	6,748.2
Lease liabilities	534.4	576.3	616.7
Deferred income taxes	114.5	130.5	136.4
Non-current taxes payable	111.2	97.1	100.4
Other liabilities	41.9	105.7	60.7
Asset retirement obligation	490.7	471.1	509.9
Total non-current liabilities	9,287.1	8,131.4	8,172.3

EQUITY
Stockholders’ equity:
Common stock	9,717.9	7,266.7	5,899.5
Treasury stock	(1,682.1)	(2,034.2)	(2,371.9)
Accumulated comprehensive income	4,596.4	5,805.5	6,457.2
Total stockholders’ equity	12,632.2	11,038.1	9,984.8
Non-controlling interest	76.4	66.8	68.6
Total equity	12,708.6	11,104.9	10,053.4

Total liabilities and equity	$24,127.7	$21,381.4	$19,554.7

As of June 30, 2026, there were 834.3 million shares outstanding. As of December 31, 2025, there were 819.1 million shares outstanding. As of June 30, 2025, there were 804.1 million shares outstanding.

2Q26 www.southerncoppercorp.com	Page 9 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in millions)

OPERATING ACTIVITIES
Net income	$1,674.6	$976.7	$3,256.5	$1,925.8
Depreciation, amortization and depletion	226.0	206.2	451.7	430.0
Deferred income tax	19.8	25.0	(18.7)	53.2
Change in operating assets and liabilities	32.6	(237.8)	(24.2)	(742.7)
Other, net	39.8	6.7	17.7	32.0
Net cash provided by operating activities	1,988.5	976.8	3,683.0	1,698.2

INVESTING ACTIVITIES
Capital investments	(422.8)	(235.7)	(864.7)	(553.5)
(Purchases) of short-term investments, net	(1,230.8)	(457.3)	(1,060.3)	(430.1)
Other, net	-	-	-	-
Net cash used in investing activities	(1,653.6)	(692.9)	(1,925.0)	(983.6)

FINANCING ACTIVITIES
Debt Incurred (repaid)	1,247.5	(500.0)	1,247.5	493.8
Capitalization of debt issuance cost	(3.9)	-	(3.9)	(6.4)
Dividends paid	(826.2)	(557.4)	(1,645.4)	(1,110.7)
Distributions to non-controlling interest	(0.0)	(3.1)	(0.1)	(4.4)
Other	0.1	0.1	0.2	0.2
Net cash provided by (used in) financing activities	417.5	(1,060.4)	(401.6)	(627.5)

Effect of exchange rate changes on cash	(2.7)	(4.9)	3.9	(10.2)

Increase (decrease) in cash and cash equivalents	$749.6	$(781.4)	$1,360.4	$76.8

2Q26 www.southerncoppercorp.com	Page 10 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

2Q26 www.southerncoppercorp.com	Page 11 of 12

SECOND QUARTER AND SIX MONTHS 2026 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Second Quarter		Year to date
	2026	2025	2026	2025

Net income attributable to SCC	$1,670.0	$973.4	$3,246.8	$1,919.4
Add:
Net income attributable to the non-controlling interest	4.6	3.2	9.6	6.4
Income taxes	945.3	576.0	1,836.3	1,108.7
Interest expense	88.0	94.0	177.9	185.9
Depreciation, amortization and depletion	226.0	206.2	451.7	430.0
Less:
Equity earnings of affiliate	(20.5)	(8.8)	(49.2)	(12.1)
Interest income	(57.5)	(53.1)	(104.3)	(101.8)
Adjusted EBITDA	$2,856.0	$1,790.9	$5,568.8	$3,536.5

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance, and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	2nd quarter 2026		2nd quarter 2025		First six months 2026		First six months 2025
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,389.5	281.7	1,211.7	237.4	2,888.3	292.9	2,530.9	247.6
Add:
Selling, general and administrative expenses	35.3	7.2	32.4	6.3	71.1	7.2	64.1	6.3
Treatment and refining charges net of sales premiums	(46.5)	(9.4)	(36.5)	(7.1)	(94.0)	(9.5)	(71.5)	(7.0)
Less:
Worker’s participation	(132.3)	(26.8)	(97.1)	(19.0)	(257.3)	(26.1)	(204.1)	(20.0)
Purchased concentrates from third parties	(111.1)	(22.5)	(63.4)	(12.4)	(232.0)	(23.5)	(114.0)	(11.2)
Other charges	(80.0)	(16.3)	(15.4)	(3.1)	(107.6)	(10.9)	(37.8)	(3.7)
Inventory change	73.6	14.9	46.5	9.1	(3.9)	(0.4)	(39.2)	(3.8)
Operating cash cost before by-product revenues	1,128.5	228.8	1,078.2	211.2	2,264.5	229.7	2,128.4	208.2
Less by-products revenue	(1,106.2)	(224.2)	(755.9)	(148.1)	(2,294.8)	(232.7)	(1,414.4)	(138.4)
Operating cash cost, net of by-products revenue	22.4	4.6	322.3	63.1	(30.2)	(3.1)	714.0	69.9
Total pounds of copper produced, in millions		493.3		510.4		986.1		1,022.1

2Q26 www.southerncoppercorp.com	Page 12 of 12